UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

          Date of Report (Date of Earliest Event Reported) March 24, 2004

                             GSI Securitization Ltd.
             (Exact name of registrant as specified in its charter)

                          Grand Cayman Islands, B.W.I.
                 (State or other jurisdiction of incorporation)


        0-29600                                        NONE
(Commission File Number)               (I.R.S. Employer Identification No.)


                         502 Carnegie Center, Suite 103
                           Princeton, New Jersey 08540
                    (Address of principal executive offices)


                                 (609) 987-8080
               Registrant's telephone number, including area code


                   Klinair Environmental Technologies Limited
                            3rd Floor Harbour Centre
                                 PO Box 1348 GT
                        Grand Cayman, Cayman Islands, BWI
          (Former name or former address, if changed since last report)


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ITEM 6.  Other Matters

Joint Venture Agreement - Healthcare Financial Enterprises Inc. (HFE)

A joint venture agreement executed between HFE and GSI on November 14, 2003. The companies will commence actual operation on April 1, 2004. The Company anticipates an actual financial impact late in the second quarter of 2004.

HFE was established in 1990, and is located in Ft. Lauderdale, Florida. GSI looks forward to a long and mutually beneficial relationship with this managed care "backend" reimbursement underpayment specialty company. Noting that there is no cost to the provider for participation in this service, it is a natural extension of GSI's services to its customers. HFE's history of increasing reimbursement levels has made it a highly profitable business.

GSI and HFE will share the profits resulting from the capitalization on the collective expertise of both companies. The program meets government regulations, provider protocols and is transparent to the patient.

The president of HFE is Peter Carvalho, bringing with him extensive experience in this field.

HFE specializes in all types of appeal processing, and has the proprietary system and experience, as well as the staff, which includes a Medical Director and nurse auditors, to successfully appeal on behalf of managed care paying systems.

HFE has the ability to review appeals and bring to closure a wide spectrum of denials by insurance companies for:

    No authorization;
    No invoice;
    No referral;
    Medical necessity;
    Excluded CPT code;
    Incorrect CPT code; and
    Improper classification.

HFE's appeal team is led by HFE's Medical Director, Dr. Al Cioffi. Dr. Cioffi graduated from the University of Rome School of Medicine & Surgery, with honors, in 1976. His general surgery training was at Sloan-Kettering
Cancer Institute, Albert Einstein Medical Center and Flushing Hospital
Medical Center. He was in private practice from 1983-1999, while serving as Chief of Surgery at University Hospital, Tamarac, Florida 1995-1999, and Chief of Surgery-Humana Hospital, 1985-1986. He was voted among "Best Doctors in South Florida" in October 1998.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

B.    Exhibits
      NONE




                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

  March 25, 2004           GSI Securitization Ltd.
                                  (Registrant)


                            /s/Gunther Slaton, CEO
                            -----------------------
                               Gunther Slaton, CEO


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